Exhibit 21

SUBSIDIARIES OF MBIA INC.

NAME OF SUBSIDIARY	STATE/COUNTRY OF INCORPORATION
Administradora de Fondos de Infraestructuraen Mexico, S.A. de C.V.	Mexico
Asia Credit Services (PTE) Ltd.	Singapore
Asian Securitization & Infrastructure Assurance (PTE) Ltd.	Singapore
CAH Asset Holdings, Inc.	Delaware
Capital Markets Assurance Corporation	New York
CapMAC Asia Ltd.	Bermuda
CapMAC Holdings Inc.	Delaware
Cutwater Asset Management Corp.	Delaware
Cutwater Asset Management UK Limited	England and Wales
Cutwater Colorado Investor Services Corp.	Colorado
Cutwater Holdings, LLC	Delaware
Cutwater Investor Services Corp.	Delaware
Euro Asset Acquisition Limited	England and Wales
LaCrosse Financial Products, LLC	Delaware
LaCrosse Financial Products Member, LLC	Delaware
LatAm Capital Advisors, Inc.	Delaware
MBIA Asset Finance, LLC	Delaware
MBIA Capital Corp.	Delaware
MBIA Global Funding, LLC	Delaware
MBIA International Advisory Limited	England and Wales
MBIA International Marketing Services, Pty. Limited	Australia
MBIA Insurance Corporation	New York
MBIA Investment Management Corp.	Delaware
MBIA Japan Limited	Japan
MBIA Mexico S.A. de C.V.	Mexico
MBIA Services Company	Delaware
MBIA UK (Holdings) Limited	England and Wales
MBIA UK Insurance Limited	England and Wales
Meridian Funding Company, LLC	Delaware
Municipal Issuers Service Corporation	New York
Municipal Tax Collection Bureau, Inc.	Pennsylvania
National Public Finance Holdings, Inc.	Delaware
National Public Finance Guarantee Corporation	New York
National Public Finance Real Estate Holdings, LLC	Delaware
One Thirteen King TALF Opportunity MM, LLC	Delaware
One Thirteen King TALF Opportunity Fund, LLC	Delaware
Optinuity Alliance Resources Corporation	Delaware
Promotora de Infraestructura Registral, S.A. de C.V. SOFOM ENR	Mexico
Resecuritization Holdings, LLC	Delaware
Triple-A One Funding Corporation	Delaware